UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                June 19, 2007
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Indentification Number)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 242-1444

                                          None

        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On June 19, 2007, La-Z-Boy Incorporated issued a press release to report the company’s financial results for the quarter and fiscal year ended April 28, 2007. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1. Exhibit 99.2 contains unaudited quarterly financial data for the last eight quarters.

The information in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits

    (d)        The following exhibits are furnished as part of this report:

	Description	Page #
99.1	Press Release Dated June 19, 2007	4
99.2	Supplemental Financial Information	13

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED —————————————— (Registrant)

Date: June 19, 2007

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Senior Vice President and Chief Financial Officer

Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2007 FOURTH-QUARTER AND YEAR-END RESULTS

MONROE, MI. June 19, 2007—La-Z-Boy Incorporated (NYSE: LZB) today announced its operating results for the fourth fiscal quarter and full year ended April 28, 2007. Net sales for the quarter were $406.9 million, down 9.4% compared with the prior-year period. The company posted earnings per share from continuing operations of $0.16. This includes a restructuring charge of $0.08 per share, related to the announced closure and consolidation of facilities as well as a reduction in employment, and a gain of $0.14 per share from the sale of various properties.

For the full year ended April 28, 2007, net sales were $1.62 billion, down 4.6% from the prior year. The company posted earnings per share from continuing operations of $0.38 for the full year. The earnings-per-share figure includes:

  a $0.17 per share gain on the sale of properties;
  income per share of $0.04 related to anti-dumping duties received on bedroom furniture imported from China;
  a restructuring charge of $0.13 per share; and
  a non-cash stock option expense of $0.03 per share.

 These results compare with a loss per share of $0.11 last year, which included:

  a $0.04 per share gain on the sale of properties;
  a restructuring charge of $0.10 per share; and
  a $0.44 per share loss from the write-down of intangible assets.

Kurt L. Darrow, La-Z-Boy’s President and Chief Executive Officer, said: “We continue to operate in an environment marked by extremely difficult retail conditions across the industry and have remained focused on running our operations with efficiency and ensuring our cost structure is in line with our revenue stream. Despite significantly lower volume in both of our wholesale businesses, we maintained our operating margins this quarter, reflecting the disciplines established throughout our business. Additionally, we continued to concentrate on managing our balance sheet by reducing our debt and inventory levels while generating cash. In our retail segment, we are applying the same operating disciplines as we have in our wholesale operations and expect to make incremental progress throughout fiscal 2008 even though the external environment will undoubtedly remain challenging.”

Upholstery

For the fiscal 2007 fourth quarter, sales in the company’s upholstery segment were $303.5 million compared with $341.8 million in the prior year’s fourth quarter. For the full year, sales were $1.2 billion compared with $1.3 billion last year. Darrow stated, “On a double-digit sales decline in the fourth quarter, we were able to operate with a 6.0% margin, reflecting our focus on lean manufacturing and global sourcing. For the year, on a 5.7% sales decrease, we maintained our operating margin at 6.6%."

During the quarter, La-Z-Boy finalized the sale of its Sam Moore upholstered chair company to Hooker Furniture for $9.9 million. Additionally, the company announced it would close its Lincolnton, North Carolina and Iuka, Mississippi upholstery manufacturing facilities and consolidate three operations into one at its Taylorsville, North Carolina facility. Darrow stated, “The sale of Sam Moore is part of our strategy to realign our portfolio of companies while the closures of facilities reflect the necessity to right size our company in the current business environment. These moves will allow us to be more competitive going forward.”

The company continues to make progress in the expansion of the La-Z-Boy Furniture Galleries® system into the New Generation format. For the quarter, the La-Z-Boy Furniture Galleries® store system, which includes both company-owned and independent-licensed stores, opened four new stores, relocated and/or remodeled four and closed eight, bringing the total store count to 336, of which 194 are in the New Generation format. For the full year, the system opened, relocated or remodeled 42 New Generation stores in the overall network. For fiscal 2008, the network plans to open 25 to 30 New Generation format La-Z-Boy Furniture Galleries® stores, of which 10 to 15 will be new stores and the remainder will be store remodels or relocations.

System-wide, for the first four months of 2007, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 9.0% and total sales, which includes new stores decreased 5.2%.

Casegoods

For the fourth quarter, casegoods sales were $64.4 million, down 13.3% from the prior year’s fourth quarter. For the full year, sales in the segment were off 10.2% at $262.7 million. The segment’s quarterly operating margin was 8.0% versus 5.6% in last year’s comparable period and, for the year, the operating margin was 7.7%, an increase from 5.9% in the prior year. The operating margin improvement demonstrates the success of the business’s transition to primarily an import model with a much greater variable cost structure as well as more efficient domestic manufacturing operations.

Over the course of fiscal 2007, La-Z-Boy continued to evaluate its portfolio of companies and sold American of Martinsville, its hospitality furniture business, and has committed to a plan to sell its Pennsylvania House and Clayton Marcus operation. La-Z-Boy also closed a rough mill lumber operation in North Wilkesboro, North Carolina during the fourth quarter.

Darrow stated, “Going forward, we will continue to focus on increasing the top line through new product introductions, the expansion of channels of distribution and increased service levels to our customers.”

Retail

For the quarter, retail sales were $54.5 million, essentially flat against the comparable quarter in fiscal 2006 and, for the full year, sales increased 3.2% to $220.3 million, primarily the result of additional stores. The retail group posted an operating loss for the quarter and full year, with a (14.6%) and (14.1%) margin, respectively. The losses were primarily the result of the difficult retail environment and consolidation costs associated with the markets acquired over the past several years.

Darrow stated, “We continue to make changes to our retail model to ensure the business operates with the efficiency necessary for profitability. In addition to reducing costs through the consolidation of individual market operations, we are opening new stores to garner better penetration and economies of scale in the markets in which we operate and are relocating and/or converting stores to the New Generation format. However, with the challenging retail environment, it has been difficult to achieve top-line traction and we continue to experience negative same-store comps.”

During the fourth quarter, the company’s retail segment opened two new company-owned stores, relocated one, and converted one store into the New Generation format while closing five. For the full year, the company opened nine new stores, acquired seven, relocated and/or converted 10 stores into the New Generation format and closed nine, including exiting the Rochester, New York and Pittsburgh, Pennsylvania markets. At the end of fiscal 2007, the company owned 70 stores, including 47 in the New Generation format, or 67%, versus 63 company-owned stores at the end of fiscal 2006, of which 28, or 44%, were in the new format. For fiscal 2008, La-Z-Boy plans to add six to ten New Generation stores to its company-owned retail segment, which includes new stores as well as relocations and remodels.

Restructuring

During the quarter, a pre-tax restructuring charge of $6.3 million was taken, net of a $1.6 million gain on previously written-down idled assets. The restructuring charge primarily related to expenses associated with the closure and consolidation of facilities as well as the reduction in employment. The balance of the restructuring charge for the full year relates primarily to store closings in the Rochester and Pittsburgh markets and related contract termination costs for leases, severance and benefits and the write-off of certain leasehold improvements.

Balance Sheet

During the year, the company reduced its debt by $35 million and, at fiscal year end, the company’s debt to capitalization ratio was 23.5%, a decrease from last quarter’s ratio of 25.4% and the fiscal 2006 year-end ratio of 26.5%. Inventories stood at $197.8 million, down from $238.8 million in the prior year, and receivables decreased to $230.4 million, down from $270.6 million last year, with a portion of the reductions relating to the sale and reclassification of discontinued operations.

Cash generated from operations during the quarter was $32 million and the company generated $21.7 million in cash from the disposal of assets. For the year, the company generated more than $120 million in cash from operating activities and the sale of assets and discontinued operations. The company did not repurchase any shares in the fourth quarter and has authorization to purchase approximately 5.4 million additional shares.

Business Outlook

Commenting on the company’s business outlook, Darrow said: “The external environment for home furnishings remains very difficult and the first quarter is typically the company’s slowest period due to seasonal factors. While we have made progress in managing the cost structure of our wholesale businesses, we believe challenging conditions in the marketplace will prevail and, we will continue to focus on matching costs to our revenue stream. In a move consistent with recent trends among other public companies, we are moving to yearly guidance for sales and earnings and will no longer provide quarterly projections. We expect sales for the fiscal 2008 year to be down 5% to 10% compared with fiscal 2007 and expect earnings per share to be in the range of $0.45 to $0.60 per share compared with $0.38 per share from continuing operations in fiscal 2007. This estimated range does not include restructuring charges, potential income from any anti-dumping monies or gains/losses on the sale of discontinued operations.”

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) changes in demographics; (c) changes in housing sales; (d) the impact of terrorism or war; (e) continued energy price changes; (f) the impact of logistics on imports; (g) the impact of interest rate changes; (h) changes in currency exchange rates; (i) competitive factors; (j) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions or costs; (k) effects of restructuring actions; (l) changes in the domestic or international regulatory environment; (m) ability to implement global sourcing organization strategies; (n) fair value changes to our intangible assets due to actual results differing from those projected; (o) the impact of adopting new accounting principles; (p) the impact from natural events such as hurricanes, earthquakes and tornadoes; (q) the impact of retail store relocation costs, the success of new stores or the timing of converting stores to the New Generation format; (r) the ability to procure fabric rolls or cut and sewn fabric sets domestically or abroad; (s) the ability to sell the discontinued operations for their recorded fair value; (t) those matters discussed in Item 1A of the company’s 10K and factors relating to acquisitions and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England, La-Z-Boy and La-Z-Boy, U.K. The La-Z-Boy Casegoods Group companies are American Drew, Hammary, Kincaid and Lea.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 336 stand-alone La-Z-Boy Furniture Galleries® stores and 304 La-Z-Boy In-Store Galleries, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Unaudited For the Quarter Ended		For the Year Ended
(Amounts in thousands, except per share data)	4/28/07 (13 weeks)	4/29/06 (13 weeks)	4/28/07 (52 weeks)	4/29/06 (52 weeks)
Sales	$406,949	$449,376	$1,617,302	$1,695,012

Cost of sales
Cost of goods sold	295,539	331,821	1,187,876	1,273,505
Restructuring	3,771	68	3,371	8,479

Total cost of sales	299,310	331,889	1,191,247	1,281,984

Gross profit	107,639	117,487	426,055	413,028
Selling, general and administrative	92,340	98,305	386,438	375,793
Restructuring	2,542	--	7,662	--
Write-down of intangibles	--	22,695	--	22,695

Operating income (loss)	12,757	(3,513)	31,955	14,540
Interest expense	2,316	2,744	10,206	11,540
Income from Continued Dumping and Subsidy Act, net	--	--	3,430	--
Other income, net	1,428	215	4,679	2,168

Income (loss) from continuing operations before income taxes	11,869	(6,042)	29,858	5,168
Income tax expense	3,434	6,335	10,090	10,758

Income (loss) from continuing operations	8,435	(12,377)	19,768	(5,590)

Income (loss) from discontinued operations (net of tax)	(724)	2,107	(15,629)	2,549

Net income (loss)	$7,711	$(10,270)	$4,139	$(3,041)

Basic average shares outstanding	51,373	51,747	51,475	51,801
Basic net income (loss) per share:
Income (loss) from continuing operations	$0.16	$(0.24)	$0.38	$(0.11)
Income (loss) from discontinued operations (net of tax)	(0.01)	0.04	(0.30)	0.05

Net income (loss) per basic share	$0.15	$(0.20)	$0.08	$(0.06)

Diluted weighted average shares outstanding	51,522	51,747	51,606	51,801

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.16	$(0.24)	$0.38	$(0.11)
Income (loss) from discontinued operations (net of tax)	(0.01)	0.04	(0.30)	0.05

Net income (loss) per diluted share	$0.15	$(0.20)	$0.08	$(0.06)

Dividends paid per share	$0.12	$0.11	$0.48	$0.44

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEET

	As of
(Amounts in thousands)	4/28/07	4/29/06
Current assets
Cash and equivalents	$51,721	$24,089
Receivables, net	230,399	270,578
Inventories, net	197,790	238,826
Deferred income taxes - current	17,283	12,854
Assets of discontinued operations	24,278	--
Other current assets	19,327	23,730

Total current assets	540,798	570,077

Property, plant and equipment, net	183,218	209,986
Deferred income taxes - long-term	15,380	--
Goodwill	55,659	56,926
Trade names	9,472	18,794
Other long-term assets, net	74,164	100,969

Total assets	$878,691	$956,752

Current liabilities
Short-term borrowings	$--	$8,000
Current portion of long-term debt
and capital leases	37,688	2,844
Accounts payable	68,089	85,561
Other current liabilities	122,433	128,318

Total current liabilities	228,210	224,723

Long-term debt	111,714	173,368
Deferred income taxes	--	126
Other long-term liabilities	53,419	48,190
Shareholders' equity	485,348	510,345

Total liabilities and shareholders' equity	$878,691	$956,752

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Unaudited Quarter Ended		Year Ended
(Amounts in thousands)	4/28/07	4/29/06	4/28/07	4/29/06
Cash flows from operating activities
Net income (loss)	$7,711	$(10,270)	$4,139	$(3,041)
Adjustments to reconcile net income (loss) to
cash provided by operating activities
Write-down of intangibles	--	22,695	--	22,695
Write-down of assets from businesses held for sale (net of tax)	1,262	--	14,936	--
(Gain) Loss on sale of discontinued operations (net of tax)	345	--	(935)	--
Restructuring	6,313	(1,768)	11,033	6,643
Depreciation and amortization	7,082	7,559	27,204	29,234
Provision for doubtful accounts	899	824	3,790	4,527
Stock option and restricted stock expense	748	221	3,959	762
Change in working capital	14,810	14,992	(14,503)	32,360
Change in deferred taxes	(7,354)	3,646	(16,390)	(3,403)

Total adjustments	24,105	48,169	29,094	92,818

Net cash provided by operating activities	31,816	37,899	33,233	89,777

Cash flows from investing activities
Proceeds from disposals of assets	21,698	2,874	46,974	11,499
Proceeds from sale of discontinued operations	9,493	--	42,659	--
Capital expenditures	(4,817)	(7,512)	(25,811)	(27,991)
Purchases of investments	(4,704)	(3,309)	(18,165)	(25,289)
Proceeds from sale of investments	5,508	3,868	17,342	12,983
Acquisitions, net of cash acquired	--	--	--	--
Change in other long-term assets	(1,298)	585	(955)	(1,875)

Net cash (provided by) investing activities	25,880	(3,494)	62,044	(30,673)

Cash flows from financing activities
Net changes in debt	(16,728)	(26,048)	(36,696)	(43,102)
Stock transactions	7	724	(5,607)	(7,211)
Dividends paid	(6,212)	(5,723)	(24,886)	(22,923)

Net cash (used for) financing activities	(22,933)	(31,047)	(67,189)	(73,236)

Effect of exchange rate changes on cash and equivalents	(526)	223	(456)	516

Change in cash and equivalents	34,237	3,581	27,632	(13,616)
Cash and equivalents at beginning of period	17,484	20,508	24,089	37,705

Cash and equivalents at end of period	$51,721	$24,089	$51,721	$24,089

LA-Z-BOY INCORPORATED
Segment Information

	Unaudited For the Quarter Ended		For the Year Ended
(Amounts in thousands)	4/28/07 (13 weeks)	4/29/06 (13 weeks)	4/28/07 (52 weeks)	4/29/06 (52 weeks)
Sales
Upholstery Group	$303,545	$341,803	$1,194,220	$1,265,952
Casegoods Group	64,404	74,254	262,721	292,553
Retail Group	54,481	54,106	220,319	213,438
VIEs/Eliminations	(15,481)	(20,787)	(59,958)	(76,931)

Consolidated	$406,949	$449,376	$1,617,302	$1,695,012

Operating income (loss)
Upholstery Group	$18,286	$31,535	$78,724	$83,160
Casegoods Group	5,126	4,158	20,289	17,125
Retail Group	(7,939)	(8,537)	(31,161)	(26,006)
Corporate and other*	3,597	(7,906)	(24,864)	(28,565)
Restructuring	(6,313)	(68)	(11,033)	(8,479)
Write-down of intangibles	--	(22,695)	--	(22,695)

Consolidated	$12,757	$(3,513)	$31,955	$14,540

* Variable Interest Entities ("VIEs") are included in corporate and other.

Exhibit 99.2

LA-Z-BOY INCORPORATED
Unaudited Quarterly Financial Data

(Amounts in thousands, except per share data) Quarter ended	7/29/06 (13 weeks)	10/28/06 (13 weeks)	1/27/07 (13 weeks)	4/28/07 (13 weeks)
Sales	$392,851	$413,628	$403,874	$406,949
Cost of sales
Cost of goods sold	295,584	305,893	290,860	295,539
Restructuring	--	(400)	--	3,771

Total cost of sales	295,584	305,493	290,860	299,310

Gross profit	97,267	108,135	113,014	107,639
Selling, general and administrative	94,035	99,359	100,704	92,340
Restructuring	--	2,265	2,855	2,542

Operating income	3,232	6,511	9,455	12,757

Interest expense	2,526	2,614	2,750	2,316
Income from continued Dumping and Subsidy Offset Act, net	--	--	3,430	--
Other income, net	270	1,348	1,633	1,428

Pre-tax income	976	5,245	11,768	11,869
Income tax expense (benefit)	(116)	1,949	4,823	3,434

Income from continuing operations	1,092	3,296	6,945	8,435
Income (loss) from discontinued operations (net of tax)	1,203	(1,342)	(14,766)	(724)

Net income (loss)	$2,295	$1,954	$(7,821)	$7,711

Diluted weighted average shares outstanding	51,971	51,639	51,609	51,522

Diluted income from continuing operations per share	$0.02	$0.06	$0.13	$0.16
Diluted net income (loss) per share	$0.04	$0.04	$(0.15)	$0.15

LA-Z-BOY INCORPORATED
Unaudited Quarterly Financial Data

(Amounts in thousands, except per share data) Quarter ended	7/30/05 (13 weeks)	10/29/05 (13 weeks)	1/28/06 (13 weeks)	4/29/06 (13 weeks)
Sales	$396,695	$402,327	$446,614	$449,376
Cost of sales
Cost of goods sold	300,068	309,932	331,684	331,821
Restructuring	--	7,817	594	68

Total cost of sales	300,068	317,749	332,278	331,889

Gross profit	96,627	84,578	114,336	117,487
Selling, general and administrative	89,864	90,976	96,648	98,305
Write-down of intangibles	--	--	--	22,695

Operating income (loss)	6,763	(6,398)	17,688	(3,513)

Interest expense	2,741	3,090	2,965	2,744
Other income, net	149	414	1,390	215

Income (loss) from continuing operations before income taxes	4,171	(9,074)	16,113	(6,042)
Income tax expense (benefit)	1,556	(3,265)	6,132	6,335

Income (loss) from continuing operations	2,615	(5,809)	9,981	(12,377)

Income (loss) from discontinued operations (net of tax)	593	(638)	487	2,107

Net income (loss)	$3,208	$(6,447)	$10,468	$(10,270)

Diluted weighted average shares outstanding	52,195	51,655	51,857	51,747

Diluted income (loss) from continuing operations per share	$0.05	$(0.11)	$0.19	$(0.24)
Diluted net income (loss) per share	$0.06	$(0.12)	$0.20	$(0.20)